As filed with the Securities and Exchange Commission on July 14, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECURITY NATIONAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Utah	87-0345941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Ascension Way, 6th Floor

Salt Lake City, Utah 84123

Telephone: (801) 264-1060

(Address of Principal Executive Offices, including Zip Code)

Security National Financial Corporation 2022 Equity Incentive Plan

(Full title of the plan)

Copies to: Dane Johansen Parr Brown Gee & Loveless 101 South, 200 East, Suite 700 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 3,000,000 shares of Class A common stock, $2.00 par value per share, (“Class A Stock”), of Security National Financial Corporation. (the “Company”) that may be offered and sold under the Security National Financial Corporation 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”). The Company’s shareholders approved the addition of these shares to the 2022 Equity Incentive Plan at the Company’s Annual Meeting of Shareholders held on June 27, 2025.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registrant’s previously filed Registration Statement on Form S-8, File No. 333-266394, filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2022 relating to the 2022 Equity Incentive Plan, to the extent not otherwise amended or superseded by the contents hereof. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated herein by reference (SEC File No. 000-09341):

(1)	The Company’s Proxy Statement on Form DEF 14A filed with the Commission on April 29, 2025;

(2)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 31, 2025;

(3)	The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 15, 2025, which contains the Company’s quarterly report for the quarter ended March 31, 2025; and

(4)	The Company’s Current Reports on Form 8-K dated June 30, 2025 and July 01, 2025.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings at no cost (other than exhibits unless those exhibits are specifically incorporated by reference herein) by writing or telephoning us at the following address:

Security National Financial Corporation

433 Ascension Way, 6th Floor

Salt Lake City, UT 84123

Telephone: (801) 264-1060

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Amended Bylaws adopted and approved December 2, 2022, provide that the Company may, to the maximum extent and in the manner permitted by the Utah Revised Business Corporation Act (the “Revised Act”), indemnify an individual made a party to a proceeding because he is or was a director or an officer, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company’s best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Termination of the proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or the officer did not meet the standard of conduct described. The Company may not indemnify a director in connection with a proceeding by or in the right of the Company in which the director or the officer was adjudged liable to the Company, or in connection with any other proceeding charging that the director of the officer derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

The Amended Bylaws further provide that the Company shall indemnify a director or an officer who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Company, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

The Company may not indemnify a director or an officer unless authorized by and a determination has been made in a specific case that indemnification of the director of the officer is permissible in the circumstances because the director or officer has met the appliable standard of conduct set forth in the Amended Bylaws.

Under Section 16-10a-903 of the Revised Act, unless limited by its articles of incorporation, the Company shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Under Section 16-10a-907 of the Revised Act, unless otherwise provided by its articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Amended Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Company
4.2	Amended Bylaws of the Company
4.3	Security National Financial Corporation 2022 Equity Incentive Plan
5.1	Opinion of Parr Brown Gee & Loveless as to the legality of the securities being registered *
23.1	Consent of Deloitte & Touche LLP *
23.2	Consent of Parr Brown Gee & Loveless (included in exhibit 5.1 above)
24.1	Power of Attorney (included on signature page of this Registration Statement)
107.1	Calculation of Filing Fee Table*

*Filed herewith

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on July 14, 2025

SECURITY NATIONAL FINANCIAL CORPORATION

/s/ Scott M. Quist
Scott M. Quist
Chairman of the Board, President, and Chief Executive Officer

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POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Company in the capacities and on the date indicated. Each person whose signature to this registration statement appears below hereby constitutes and appoints Scott M. Quist as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file (i) any and all amendments and post-effective amendments to this registration statement, and any and all exhibits, instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and (ii) a registration statement and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Scott M. Quist
Scott M. Quist	Chairman of the Board, President, and Chief Executive Officer	July 14, 2025

/s/ John L. Cook
John L. Cook	Director	July 14, 2025

/s/ Robert G. Hunter
Robert G. Hunter	Director	July 14, 2025

/s/ Gilbert A. Fuller
Gilbert A. Fuller	Director	July 14, 2025

/s/ Shital A. Mehta
Shital A. Mehta	Director	July 14, 2025

/s/ Jason G. Overbaugh
Jason G. Overbaugh	Director	July 14, 2025

/s/ S. Andrew Quist
S. Andrew Quist	Director	July 14, 2025

/s/ Adam G. Quist
Adam G. Quist	Director	July 14, 2025

/s/ H. Craig Moody
H. Craig Moody	Director	July 14, 2025

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SECURITY NATIONAL FINANCIAL CORPORATION

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of the Articles of Incorporation of the Company
4.2	Amended Bylaws of the Company
4.3	Security National Financial Corporation 2022 Equity Incentive Plan
5.1	Opinion of Parr Brown Gee & Loveless as to the legality of the securities being registered*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Parr Brown Gee & Loveless (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on signature page of this Registration Statement)
107.1	Calculation of Filing Fee Table*

*Filed herewith

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